CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 21, 2020, relating to the financial statements and financial highlights of Alger 25 Fund and Alger 35 Fund, each a series of The Alger Funds (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2020, and to the references to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus/Information Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

March 3, 2021